Exhibit 10.14

CONSULTANCY AGREEMENT

THIS CONSULTANCY AGREEMENT is made this 15 day of December 2020.

BETWEEN

Revium Recovery Ltd., a company duly organized under the laws of Israel with a registered number 516211141 (hereinafter the “Company” or “Revium”), with its principal address 9 Metzada St. Bnei Brak, ISRAEL (the "Company");

AND

Inna Martin, a licensed dealer #317194264, registered address 14 Hakim Eliyahu, Tel Aviv, Israel (the “Consultant”);

WHEREBY IT IS AGREED as follows:

1.	Engagement

1.1	The Consultant has the know-how, qualifications and necessary ability to undertake the work required by the Company as detailed below (hereinafter: "the Services").

1.2	The Consultant warrants that she is not disabled in any way from giving the Services.

1.3	Subject to the above, the Company hereby engages the Consultant and the Consultant hereby accepts such engagement to serve the Company as a Consultant in performance of the Services.

2.	Term

2.1	The Term of this Agreement is December 1st, 2020.

2.2	This Agreement shall continue for 12 months and renew automatically unless earlier terminated by either party giving to the other not less than 60 days prior written notice of such party’s desire to terminate the Agreement and the Services hereunder.

2.3	Upon termination, all unearned cash compensation payments shall cease.

2.4	Section 5-8 and 9.10 shall survive any expiration or termination of this Agreement and shall remain in effect thereafter in accordance with their terms.

3.	Services

3.1	The Consultant shall, while this Agreement is in force:

3.1.1	Provide services of the CEO and CFO and be responsible for the day to day management and operation of the company.

3.1.2	Learn the Company's business, development plans, participate in corporate identity establishment, branding improvements, and any other activities required by the Company in order to promote the Company business plan as will be approved by the Company’s board of Directors.

3.2	The Consultant shall, while this Agreement is in force, unless prevented by ill health, devote such of his time, attention and abilities to the Assignment as may be necessary for the satisfactory execution of the Services given by him to the Company.

4.	Consideration

4.1	In consideration of the Services rendered by the Consultant hereunder the Company shall pay to the Consultant 50,000 NIS + VAT per month, starting the date of signing of this Agreement.

4.2	The Consultant acknowledges that Consultant was previously paid an aggregate of $269,200 by the Company in consideration of services rendered to the Company between March and December 2020.

4.3	Every payment will be vis-à-vis a formal lawful invoice issued by the Consultant.

4.4	The Consultant will be entitled to participate in an ESOP in the future to be discussed. This current Agreement will be amended accordingly.

4.5	No fee is chargeable for absence due to illness, voluntary leave or statutory, public or local holidays.

4.6	The Consultant is responsible for accounting to the relevant fiscal and/or revenue authorities for all taxes, insurance contributions and other liabilities, charges and dues for which the Consultant is liable and the Consultant shall keep the Company indemnified in respect of any claim or demand made by such authorities against the Consultant in respect of the services performed by the Consultant hereunder.

5.	The Company’s rights

5.1	The Company shall provide the Consultant Confidential Information and disclose to The Consultant information that it has in its possession, custody, and control regarding the Company's activity, business etc. The Consultant shall be entitled to use the Information only in the process of performing the Services according to this agreement.

5.2	The Company represents that it has the complete and exclusive worldwide intellectual and commercial rights to its knowledge and technology, to develop, market and sell the technology and all the products off its project.

5.3	No license to The Consultant, under any Agreement, Order, trademark, patent, copyright, trade secret or any other intellectual property right, is either granted or implied by the disclosure of the Confidential Information to it, or by the executing of this agreement.

5.4	All Knowledge, know-how and Confidential Information (including tangible copies and computerized or electronic versions and summaries thereof) and all knowledge, technology, patents, created, developments and upgrading of it, that are or will be the result of the Services rendered by the Consultant according to this Agreement or as a result of any cooperation between the parties according to this agreement, are and shall be and/or remain the full, sole and exclusive property of the Company.

5.5	At any time within ten (10) days following the receipt of a written request referencing this Agreement, or at the termination of the Agreement The Consultant shall deliver to the Company all tangible materials, including any information in any magnetic or computerized form, containing or embodying the Confidential Information received from the Company along with any copies, reproductions, and summaries thereof, together with a certificate executed by The Consultant certifying that all such materials in The Consultant’s possession have been delivered to the Company or destroyed. If required, Consultant will execute, sign, any document regarding the transfer of rights from Consultant to the Company.

6.	The Consultant’s warranty

6.1	The Consultant will be responsible for any, damage, loss or claim, that will happen as a result of any malice, misleading or negligence on the part of The Consultant. The Consultant declares that he is insured by a relevant professional liability policy covering all damage, loss or claim being specified above. The Consultant agrees to indemnify the Company for any and all liability or loss arising from the above mentioned.

6.2	Relationship of the Parties: This agreement creates an independent contractor-owner relationship. The Consultant is not an agent or employee of the Company for any purpose. This is not an exclusive agreement. Both parties are free to contract with other parties for similar services, subject to the Confidential Information & No competition clause hereinafter.

6.3	Consultant represents and warrants to the Company that the execution and delivery of the Service according to this Agreement and the fulfillment of the terms hereof (i) will not constitute a breach of any agreement or other instrument to which Consultant is party, and (ii) does not require the consent of any person other than that which has already been provided to the Company by the Consultant.

6.4	The Consultant agrees to indemnify and hold harmless the Company, its affiliates and each of its and their respective directors, officers, members, employees, representatives, partners, shareholders, affiliates, counsel, and agents, against any and all loss, liability, claim, damage and expense whatsoever (including but not limited to any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) to which they or any of them may become subject, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) Consultant’s breach of any representation or warranty under this Section 1.4

7.	Confidential information & No competition

7.1	Unless designated otherwise by the Company, all information disclosed by the Company regarding the technology and business, either orally or in writing, shall be deemed Confidential Information. The Consultant shall use the Confidential Information solely for the purpose of the Consultant giving the Services to the Company and shall take all reasonable measures and precautions to safeguard the Confidential Information. All Confidential Information disclosed by the Company to The Consultant shall be treated by The Consultant as confidential, and The Consultant shall not disclose the Confidential Information to anyone without the Company’s prior written consent. For purposes of this Agreement, the results of the cooperation shall also constitute Confidential Information, and shall be the Company’s exclusive property.

7.2	The restrictions of this Agreement shall not apply with respect to any part of the Confidential Information that (i) is in the public domain at the time of execution of this Agreement, (ii) becomes, through no fault of The Consultant, part of the public domain, (iii) The Consultant can demonstrate was in The Consultant’s possession prior to his execution of this Agreement and not from the Company or it’s behalf, (iv) was lawfully obtained by The Consultant from a third party that is under no obligation of confidentiality to the Company. The burden of proof for such independent development will lie with The Consultant.

7.3	Notwithstanding clause 7.2 above, The Consultant acknowledges that some of the data that will be transferred to The Consultant is not currently protected by any patents or any other legal means and that the only protection is The Company’s ability to keep the information a secrete. The Consultant undertakes not to use this knowledge, to use extra care in handling this information and to protect The Company’s secretes as well as all other confidential information that will be made available to The Consultant directly from The Company or indirectly.

7.4	The Consultant undertakes not to engage directly or indirectly in the use of any of the Components or any part of the Confidential Information for any reason other than the Purpose of this Agreement.

7.5	In the event that The Consultant is requested, under legal proceeding in courts or under an investigation conducted by governmental or quasi-governmental authorities, to disclose any part of the Confidential Information, The Consultant shall provide The Company with prompt written notice of any such request or requirement so that The Company may seek a preliminary or other protective order or other appropriate remedy and/or, in The Company’s sole discretion, waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is obtained or that The Company waives compliance with the terms of this Agreement, The Consultant shall disclose to such authorities only that portion of the Confidential Information, which is legally required to be disclosed.

7.6	The Consultant recognizes and agrees that money damages may not be a sufficient remedy for any breach of this Article and that The Company shall be entitled to seek injunctive or other equitable relief to remedy or forestall any such breach or threatened breach. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Agreement, but shall be in addition to all other rights and remedies available at law or in equity.

7.7	The Consultant’s obligations under this Agreement shall be from the date of signature of this agreement, for as long as this Agreement is valid and for three (3) years after and/or for a period of any of the patents included in the Confidential Information and any extensions thereof, the longer of the terms.

7.8	Consultant will not, directly or indirectly, compete with the Company and/or be involved, in any way possible, in any activity, competing with the Company’s business, namely, associated with clinical Decision-Making Support System used to implement integrative, measurement based approach based on the intake of DHEA.

8.	Development Rights.

Consultant agrees and declares that all proprietary or intellectual information related directly to the business of the Company including any original works of authorship, inventions, discoveries, (whether or not patentable), concepts, processes, methods, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice and which (i) are developed, in whole or in part, using the equipment, supplies, facilities or confidential information of the Company, or (ii) result from or are suggested by work performed by Consultant for the Company, will be the sole and exclusive property of the Company (collectively the “Resulting IP”) All original works of authorship which are made by Consultant (solely or jointly with others) within the scope of his work with the Company and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act, on behalf of the Company. Consultant hereby assigns and upon the Company's request (whenever made), Consultant shall execute and assign to the Company all the rights in the proprietary Resulting IP, without any further compensation or remuneration and shall take and/or cause Consultant to take any other action and/or sign any documents, reasonably requested by the Company to perfect Company’s rights in such Resulting IP. Resulting IP shall be considered as part of Company’s Information.

9.	Miscellaneous

9.1	Assignment. Neither of the parties is permitted to assign it’s rights and/or obligations according to this agreement to any third party without the prior and written consent of the other party.

9.2	Additional Actions. Without derogating from the other parties’ obligations under this Agreement, each of the parties undertakes to sign all documents and carry out all actions which signing or execution by the parties are required to give effect to the provisions of this Agreement and implement them.

9.3	Entire Agreement. This Agreement, including all annexes attached hereto constitutes the entire understanding of the parties and supersedes all oral or written representations or agreements, privileges or understandings between the parties.

9.4	Amendments. No modification or amendment of this Agreement may be made except in a written instrument duly signed by all parties.

9.5	Waivers. A waiver by a party of any of its rights under this Agreement shall not be effective unless made by a written instrument duly signed by such party, and shall not be deemed a waiver of any other right hereunder.

9.6	Headings. The headings in this Agreement are inserted only as a matter of convenience, and shall not be taken into consideration in the interpretation of this Agreement.

9.7	Preamble and Annexes. The preamble and annexes to this Agreement shall constitute an integral part thereof (and the term “this Agreement” appearing herein shall be interpreted as to include this document and all annexes thereto).

9.8	Counterparts. This Agreement can be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9	Severability. If any provision in this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid or unenforceable for any reason, including without limitation by reason of such provision extending for too long a period or over too large a geographical area, or by reason of its being too extensive in any other respect, such provision, to the extent that it is unenforceable, shall be interpreted to extend only over the maximum period of time or geographic area, and only to the maximum extent in all other respects, as to which it is valid an enforceable, in

9.10	Governing Law. This Agreement and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel, and any applicable law. The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision. The appropriate court of the state of Israel sitting in Tel Aviv shall have exclusive jurisdiction over the parties.

9.11	Notices. Any notice sent by one party to the others to the addresses set forth below shall be considered as having reached its destination, if it was delivered by hand, at the time of its delivery; if it was sent by registered mail, within 96 hours from the time it was so dispatched; and if it was sent by facsimile, within 48 hours from the receipt of the confirmation of proper transmission of the notice.

9.12	Addresses. The parties’ addresses for the purpose of this Agreement are as set forth in the preamble above, unless otherwise notified in writing to all parties.

IN WITNESS OF WHICH the parties have signed this agreement the day and year first above written

Signed on behalf of Inna Martin	Signed by Revium Recovery Inc.

Printed Name	Printed Name